Exhibit 3.38

SECOND AMENDMENT

TO THE

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

FOX PROPERTIES LLC

THIS SECOND AMENDMENT TO THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF FOX PROPERTIES LLC (this “Amendment”) is made effective as of the 6th day of May, 2010 (the “Effective Date”), by DUPONT FABROS TECHNOLOGY, L.P., a Maryland limited partnership (successor to Safari Ventures LLC) (the “Member”), the sole Member and Managing Member of Fox Properties LLC, a Delaware limited liability company (the “LLC”), and JENNIFER A. SCHWARTZ and VICTOR A. DUVA, as independent non-member managers, having an office at c/o CT Corporation Staffing, Inc., 1209 Orange Street, Wilmington, DE 19801 (the “Independent Managers”).

WHEREAS, the LLC was formed pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware on June 15, 2007; and

WHEREAS, the Amended and Restated Limited Liability Company Agreement of the LLC was executed by Safari Ventures LLC and the Independent Managers effective December 2, 2009 (as amended by that certain First Amendment to Amended and Restated Limited Liability Company Agreement of the LLC, dated as of December 16, 2009, as amended hereby and as further amended, modified or restated from time to time, the “LLC Agreement”); and

WHEREAS, Safari Ventures LLC was merged into the Member on December 30, 2009; and

WHEREAS, the Member desires to enter into a Credit Agreement, dated on or around the date hereof (the “DFTLP Credit Agreement”), to be entered into among the Member, as borrower, the lenders from time to time party thereto (the “DFTLP Lenders”) and KeyBank National Association in its capacity as administrative agent for the DFTLP Lenders, pursuant to which the DFTLP Lenders shall agree to provide an unsecured revolving credit loan to Member in an aggregate amount not to exceed $100 million (the “DFTLP Loan”); and

WHEREAS, DuPont Fabros Technology, Inc., a Maryland corporation and the general partner of the Member (the “Parent”), the LLC and certain other direct and indirect subsidiaries of the Member desire to guarantee the obligations of the Member under the DFTLP Credit Agreement and the related loan documents on an unsecured basis; and

WHEREAS, the Lender (as defined in the LLC Agreement) has consented to the DFTLP Loan and the unsecured guarantee by the LLC of the obligations of the Member thereunder on the terms and conditions set forth in (i) that certain Second Amendment to Credit Agreement and Other Loan Documents, dated as of March 26, 2010, by and among the LLC, the Member, the Lender and TD Bank, National Association, as administrative agent (the “Second Amendment”) and (ii) a certain letter dated as of the date hereof, from TD Bank, National Association, as agent, to the LLC (together with the Second Amendment, collectively, the “Lender Consent”); and

WHEREAS, the Member desires to amend the LLC Agreement to acknowledge the Second Amendment and modify certain provisions of the LLC Agreement to permit the unsecured guarantee by the LLC of the obligations of the Member under the DFTLP Loan in accordance with the terms of the Lender Consent.

NOW, THEREFORE, the Member and the Independent Managers, intending to be legally bound, hereby agree as follows:

1. Incorporation of Recitals. The recitals set forth above are hereby incorporated as if set forth in full herein.

2. Definitions. All capitalized terms set forth in this Amendment but not otherwise expressly defined herein shall have the meanings ascribed to such terms in the LLC Agreement, which LLC Agreement is incorporated herein by this reference.

3. Amendments to LLC Agreement. The LLC Agreement is hereby amended as follows:

(a) The following definitions are hereby added to Section 1.1 of the LLC Agreement:

““DFTLP Contribution Agreement” means that certain Contribution Agreement, dated May 6, 2010, by and among the Member, the LLC, DuPont Fabros Technology, Inc., Grizzly Ventures LLC, Grizzly Equity LLC, Tarantula Ventures LLC, Tarantula Interests LLC, Xeres Interests LLC, Xeres Management LLC, Whale Ventures LLC, Whale Interests LLC, Whale Holdings LLC, Rhino Equity LLC, Quill Equity LLC, Lemur Properties LLC, Porpoise Ventures LLC, Yak Interests LLC and Yak Management LLC, and any replacement, renewal, modification or extension thereof permitted pursuant to the terms of the Credit Agreement.”

““DFTLP Credit Agreement” means that certain Credit Agreement, dated May 6, 2010, by and among the Member, as borrower, the DFTLP Lenders, KeyBank National Association in its capacity as administrative agent, and KeyBanc Capital Markets as sole lead arranger and sole book manager, pursuant to which the DFTLP Lenders have agreed to provide the DFTLP Loan to the Member, and any replacement, renewal, modification or extension thereof permitted pursuant to the terms of the Credit Agreement.”

““DFTLP Lenders” means, collectively, the lenders now or hereafter a party to the DFTLP Credit Agreement, and KeyBank National Association, as administrative agent for such lenders, or such other holders of the DFTLP Loan from time to time, and their successors and assigns.”

““DFTLP Loan” means the unsecured revolving credit loans made by the DFTLP Lenders to the Member pursuant to the DFTLP Credit Agreement, and any replacement, renewal, restatement, modification or extension thereof permitted pursuant to the terms of the Credit Agreement.”

““DFTLP Loan Guarantee” means the unsecured guarantee of the DFTLP Loan made by the LLC as of May 6, 2010, as contemplated by and described in Paragraph 3 of the Second Amendment to Credit Agreement, as the same may be amended from time to time as permitted pursuant to the Credit Agreement. The terms and amount of the DFTLP Loan Guarantee and any amendments thereto are subject to the terms, provisions and limitations in the Credit Agreement.”

““Second Amendment to Credit Agreement” means that certain Second Amendment to Credit Agreement and Other Loan Documents dated as of March 26, 2010, by and among the LLC, the Member, the Lender and TD Bank, National Association, as administrative agent.”

(b) The following definitions are hereby deleted in their entirety, and substituted in lieu thereof with the following:

““DFTLP Notes” The senior unsecured notes of DFTLP contemplated by and described in Paragraph 4 of the First Amendment to Credit Agreement, as the same may be amended from time to time as permitted by the Credit Agreement. The terms and amount of the DFTLP Notes and any amendments thereto are subject to the terms, provisions and limitations in the Credit Agreement.”

““Indenture” means the Indenture between DFTLP, the indenture trustee and the other parties thereto relating to the DFTLP Notes, as the same may be amended from time to time as permitted pursuant to the Credit Agreement.”

““DFTLP Guarantee” means the unsecured guarantee of the DFTLP Notes made by the LLC as contemplated by and described in Paragraph 4 of the First Amendment to Credit Agreement, as the same may be amended from time to time as permitted pursuant to the Credit Agreement. The terms and amount of the DFTLP Guarantee and any amendments thereto are subject to the terms, provisions and limitations in the Credit Agreement.”

(c) Clause (iv) of Section 2.6(a) of the LLC Agreement is hereby deleted in its entirety, and substituted in lieu thereof is the following:

“(iv) to guarantee certain indebtedness of DFTLP pursuant to the DFTLP Guarantee and the DFTLP Loan Guarantee, to the extent permitted by Section 2.7 hereof; and”

(d) Section 2.7 of the LLC Agreement is hereby amended as follows:

(i) Subsection (o) is hereby deleted in its entirety, and substituted in lieu thereof is the following:

“(o) not, (i) other than pursuant to the DFTLP Guarantee, the DFTLP Loan Guarantee or the DFTLP Contribution Agreement, assume or guarantee the liabilities of the Member (or any predecessor entity), any Affiliates of the Member, or any other Person, (ii) acquire the obligations or securities of the Member (or any predecessor entity), or any Affiliate of the Member, or any other Person, (iii) make loans or advances to or buy or hold evidences of indebtedness issued by the Member (or any predecessor entity), or any Affiliate of the Member, or any other Person, (iv) other than pursuant to the DFTLP Guarantee, the DFTLP Loan Guarantee or the DFTLP Contribution Agreement, hold out its credit as being available to satisfy the obligations of any other Person, or (v) pledge or otherwise grant consensual liens on its assets for the benefit of any other Person other than the Lender;”

(iii) Subsection (p) is hereby deleted in its entirety, and substituted in lieu thereof is the following:

“(p) not, other than the DFTLP Guarantee, the DFTLP Loan Guarantee and the DFTLP Contribution Agreement, enter into any contract, or agreement or be a party to any transaction with any Affiliate of the LLC, the Member (or any predecessor entity) or any Affiliate of the Member or any constituent party of the Member except in the ordinary course of business of the LLC on terms and conditions which are intrinsically fair and substantially similar to those that would be obtained in a comparable arm’s-length transaction with an unrelated third party, and allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including payment for office space and services performed by any employee of any Affiliate;”

(iv) Subsection (s) is hereby deleted in its entirety, and substituted in lieu thereof is the following:

“(s) not incur any indebtedness, secured or unsecured, direct or contingent (including, without limitation, guaranteeing any obligation, other than the Loan and those obligations evidenced by the DFTLP Guarantee and the DFTLP Loan Guarantee), other than customary unsecured trade payables and operational debt incurred in the ordinary course of the LLC’s business; provided the same are not evidenced by a promissory note, do not exceed, in the aggregate, at any time a maximum amount of two percent (2%) of the outstanding principal amount of the Loan and are paid within sixty (60) days of the date incurred;”

(e) Exhibit A attached to the LLC Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

4. Ratification. The Member and the Independent Managers hereby ratify, affirm and agree to be bound by all of the terms and provisions of the LLC Agreement, as amended by this Amendment.

5. Miscellaneous.

(a) This Amendment and the rights and liabilities of the parties hereunder shall be governed by and determined in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

(b) This Amendment shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, executors, administrators, successors and assigns.

(c) No provision of this Amendment is intended to be for the benefit of or enforceable by any third party, except to the extent the provisions referenced herein are also set forth in Section 8.4 of the LLC Agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGES.]

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment effective as of the day and year set forth above.

SOLE MEMBER/MANAGING MEMBER:

DUPONT FABROS TECHNOLOGY, L.P., a Maryland limited partnership

By:	DUPONT FABROS TECHNOLOGY, INC., a Maryland corporation, its General Partner

	By:	/s/ Hossein Fateh
	Name:	Hossein Fateh
	Title:	President and Chief Executive Officer

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE.]

INDEPENDENT MANAGER ONE/SPECIAL MEMBER:

/s/ Jennifer A. Schwartz
Jennifer A. Schwartz

INDEPENDENT MANAGER/SPECIAL MEMBER:

/s/ Victor A. Duva
Victor A. Duva

APPROVAL OF AGENT

By executing below, the undersigned Agent hereby provides its written approval, on behalf of the Lender, to the foregoing Second Amendment to Amended and Restated Limited Liability Company Agreement of Fox Properties LLC.

TD BANK, NATIONAL ASSOCIATION, as Agent

By:	/s/ David Yesue
Name:	David Yesue
Title:	Assistant Vice President

EXHIBIT A

TO THE

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

FOX PROPERTIES LLC

(as of May 6, 2010)

MEMBERS	CAPITAL CONTRIBUTIONS	INTEREST
DuPont Fabros Technology, L.P., (successor by merger to Safari Ventures LLC) 1212 New York Avenue, NW Suite 900 Washington, DC 20005		100%

TOTAL		100%